Exhibit 10.1

CONTRIBUTION AGREEMENT

by and between

NOVATEL WIRELESS, INC.

and

INSEEGO CORP.

dated as of

November 8, 2016

i

ii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of November 8, 2016, is entered into between Novatel Wireless, Inc., a Delaware corporation (“Transferor”), and Inseego Corp., a Delaware corporation (“Transferee”).

RECITALS

WHEREAS, Transferor wishes to sell and assign to Transferee, and Transferee wishes to assume from Transferor, the rights and obligations of Transferor and its Subsidiaries to the Transferred Assets and the Assumed Liabilities (as each such term is defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any action, cause of action, lawsuit, audit, citation, summons, subpoena, investigation, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing or other proceeding in each case commenced, brought, or heard by or before any Governmental Authority, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Bill of Sale, the Intellectual Property Assignments, the Assignment and Assumption of Lease Agreements and such other agreements, assignments, leases, subleases, documents or instruments as the parties agree are necessary or desirable to achieve the purposes set forth in this Agreement and the other Ancillary Agreements.

“Assets” means all assets, properties, rights, licenses, permits, Contracts, real property rights and interests of any kind or nature whatsoever, Intellectual Property, causes of action and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible.

“Assignment and Assumption of Lease Agreement” means any assignment and assumption of lease (or sublease) to be entered into by Transferor and Transferee in connection with the assignment and transfer of the Transferred Leased Facilities substantially in the form of Exhibit A hereto.

“Assumed Liabilities” means the Liabilities set forth in Section 1.01 of the Disclosure Schedules.

“Benefit Arrangements” means all fringe benefit plans, holiday or vacation pay, profit sharing, incentive compensation, cafeteria plans, seniority and other policies, practices, agreements or statements of terms and conditions providing compensation or benefits to Transferred Employees or any of their dependents or beneficiaries, other than an Employee Plan.

“Bill of Sale” has the meaning set forth in Section 2.04.

“Claim Notice” has the meaning set forth in Section 6.03.

“Claimed Amount” has the meaning set forth in Section 6.03.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration” has the meaning set forth in Section 2.03.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Controlling Party” has the meaning set forth in Section 6.03.

“Disclosure Schedules” means the Disclosure Schedules delivered by Transferor and Transferee concurrently with the execution and delivery of this Agreement.

“Employee Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained or contributed to by Transferor, whether in the United States or outside the United States, and whether or not subject to ERISA, which provides benefits to the Transferred Employees or any of their dependents or beneficiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Assets” means the Assets set forth in Section 1.02 of the Disclosure Schedules.

“Excluded Liabilities” means the Liabilities set forth in Section 1.03 of the Disclosure Schedules.

“Files” means any studies, reports, records (including personnel records), books of account, invoices, instruments, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, tapes, marketing plans, customer lists, supplier lists, correspondence and other documents.

“Governmental Authority” means the government of the United States or any foreign country (including China) or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

“Governmental Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Inactive Employee” has the meaning set forth in Section 5.03.

“Indemnified Party” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 6.03.

“Intellectual Property” means, on a worldwide basis: (a) all inventions and ideas (whether or not patentable) and all patents, patent applications, industrial designs, and design patents, (b) all registered and unregistered trademarks, service marks, and protectable trade dress, together with all goodwill associated with any of the foregoing, and all registrations and applications therefor, (c) all registered and unregistered copyrights in both published and unpublished works, and applications for registration thereof, (d) all computer software, data and documentation, (e) all internet domain names, and (f) all trade secrets and confidential business information, whether patentable or unpatentable, including know-how, drawings and technical plans, schematics, prototypes, designs, models, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

“Intellectual Property Assignments” has the meaning set forth in Section 2.04.

“Knowledge” means, with respect to each of Transferor and Transferee, the actual knowledge of the Key Individuals.

“Key Individual” means Sue Swenson, Michael Newman, Michael Sklansky and Lance Bridges.

“Law” means any law, statute, code, regulation, ordinance, rule, common law, Governmental Order or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

“Leased Real Property” means Real Property leased or subleased by Transferor or its Subsidiaries with respect to the Business.

“Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise.

“Lien” means any mortgage, lien (statutory or other), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment, encumbrance or lien or other charges or rights of others of any kind or nature, except non-exclusive licenses of Intellectual Property.

“Losses” means any losses, damages, liabilities, deficiencies, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include consequential, incidental or punitive damages, except in the case of fraud or to the extent actually paid to a Governmental Authority or other third party, provided that the Indemnified Party has fully complied with the procedures set forth in Section 6.03.

“Non-Controlling Party” has the meaning set forth in Section 6.03.

“Objection Notice” has the meaning set forth in Section 6.03.

“Person” means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Governmental Authority or other entity of any kind.

“Real Property” means the real property owned, leased or subleased by Transferor or its Subsidiaries with respect to the Business, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, stockholders, managers, members, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Response” has the meaning set forth in Section 6.03.

“Shares” has the meaning set forth in Section 2.03.

“Subsidiaries”, when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, joint venture or other business entity of which: (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (b) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Tax” or “Taxes” means (a) any and all federal, state, local, foreign or other taxes, charges, fees, duties (including custom duties), levies, or similar assessments, including net income, gross income, capital gains, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, real property, personal property (whether tangible or intangible), escheat or unclaimed property, gaming, sales, use, franchise, capital, excise, estimated, value added, stamp, lease, transfer, occupational, equalization, license, payroll, employment, disability, severance, withholding, unemployment, or other taxes, however denominated or computed, assessed by any Governmental Authority, including any interest, penalties, or additions to tax attributable thereto, whether disputed or not, and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, or by Contract to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes (including any information return required under Section 6055 or Section 6056 of the Code), including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Proprietary Information” has the meaning set forth in Section 5.01.

“Transfer” has the meaning set forth in Section 2.02.

“Transferee” has the meaning set forth in the preamble.

“Transferee Indemnitees” has the meaning set forth in Section 6.01.

“Transferor” has the meaning set forth in the preamble.

“Transferor Indemnitees” has the meaning set forth in Section 6.02.

“Transferred Assets” means the Assets set forth in Section 1.04 of the Disclosure Schedules.

“Transferred Employees” means the employees of Transferor identified in Section 1.05 of the Disclosure Schedules.

“Transferred Leased Real Property” means the Leased Real Property identified in Section 1.06 of the Disclosure Schedules.

“Transferred Subsidiaries” means the Subsidiaries of Transferor identified in Section 1.07 of the Disclosure Schedules.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of the execution of this Agreement (the “Closing Date”) at the offices of Paul Hastings LLP, 4747 Executive Drive, Suite 1200, in San Diego, California. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02 Purchase and Sale of Assets; Assumption of Liabilities.

(a) Except as otherwise expressly provided herein, and subject to the terms and conditions set forth herein, at the Closing, Transferor shall sell, assign, transfer, convey and deliver (“Transfer”) to Transferee, and Transferee shall accept from Transferor, all of Transferor’s right, title and interest in the Transferred Assets, including the equity interests in the Transferred Subsidiaries (it being understood that any Transferred Assets that are already held by a Transferred Subsidiary as of the Closing will continue to be held by such Transferred Subsidiary).

(b) Except as otherwise expressly provided herein, and subject to the terms and conditions set forth herein, at the Closing, Transferor shall transfer to Transferee, and Transferee shall assume, perform, timely pay and discharge when due the Assumed Liabilities (it being understood that any Assumed Liabilities that are already Liabilities of a Transferred Subsidiary as of the Closing will continue to be Liabilities of such Transferred Subsidiary). Other than the Assumed Liabilities, Transferee shall not assume any Liabilities or obligations of Transferor of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

(c) In the event that any Transfer of an Asset or assumption of a Liability required by this Agreement or any of the Ancillary Agreements is not effected at Closing, the obligation to Transfer such Asset or assume such Liability shall continue after the Closing and shall be accomplished as soon thereafter as practicable, subject to the terms and conditions set forth in this Agreement and the Ancillary Agreements.

(d) From and after the Closing, each party shall promptly Transfer to the other Party, from time to time, any property received that is allocated to the other party or its Affiliate pursuant to this Agreement or the Ancillary Agreements. Without limiting the foregoing, in the event any party or its Affiliate shall, after the Closing, receive funds upon the payment of accounts receivable or other amounts under Contracts or other Assets or Liabilities that are allocated to the other party or its Affiliate pursuant to this Agreement or the Ancillary

Agreements, such party will Transfer, or cause to be Transferred, such funds to the other party by wire transfer promptly after the receiving party becomes aware of having received such funds.

Section 2.03 Consideration. The consideration for the Transferred Assets (the “Consideration”) shall consist of 10 shares of common stock, par value $0.001 per share (the “Shares”), of Transferee, plus the assumption of the Assumed Liabilities. Transferee shall transfer the Shares to Transferor at the Closing (as defined herein).

Section 2.04 Closing Deliverables.

(a) At the Closing, Transferor shall deliver to Transferee the following:

(i) a bill of sale, assignment and assumption agreement substantially in the form of Exhibit B hereto (the “Bill of Sale”), executed by Transferor and any of its Subsidiaries other than Transferred Subsidiaries that hold Transferred Assets or Assumed Liabilities, effecting the assignment to and assumption by Transferee and any such Subsidiaries of the Transferred Assets and the Assumed Liabilities;

(ii) stock certificates evidencing 100% of Transferor’s and/or its applicable Subsidiaries’ interests in (A) DigiCore Holdings Ltd, (B) R.E.R. Enterprises, Inc., and (C) Novatel Wireless Solutions, Inc., free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(iii) assignments substantially in the form of Exhibit C hereto (the “Intellectual Property Assignments”), each executed by Transferor or the applicable Subsidiary of Transferor, transferring all of Transferor’s (or such Subsidiary’s, as applicable) right, title and interest in and to the trademark registrations and applications, patents and patent applications, copyright registrations and applications and domain name registrations included in the Transferred Assets to Transferee;

(iv) the Assignment and Assumption of Lease Agreements, each executed by Transferor or the applicable Subsidiary of Transferor;

(v) copies of all consents, approvals, waivers and authorizations referred to in Section 2.04(a)(vi) of the Disclosure Schedules; and

(vi) such other agreements, assignments, leases, subleases, documents or instruments as the parties agree are necessary or desirable to achieve the purposes set forth in this Agreement and the Ancillary Agreements, executed by Transferor and/or its applicable Subsidiaries.

(b) At the Closing, Transferee shall deliver to Transferor the following:

(i) stock certificates evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) the Bill of Sale, executed by Transferee;

(iii) the Assignment and Assumption of Lease Agreements, executed by Transferee;

(iv) copies of all consents and authorizations referred to in Section 2.04(b)(iv) of the Disclosure Schedules; and

(v) such other agreements, assignments, leases, subleases, documents or instruments as the parties agree are necessary or desirable to achieve the purposes set forth in this Agreement and the Ancillary Agreements, executed by Transferee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Except as set forth in the Disclosure Schedules, Transferor represents and warrants to Transferee that the statements contained in this Article III are true and correct as of the date of this Agreement.

Section 3.01 Organization and Authority of Transferor; Enforceability. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Transferor has all requisite corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Transferor of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Transferor. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Transferor, and (assuming due authorization, execution and delivery by Transferee) this Agreement and the documents to be delivered hereunder constitute valid and binding obligations of Transferor, enforceable against Transferor in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Brokers. Transferor is not required to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Transferor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Except as set forth in the Disclosure Schedules, Transferee represents and warrants to Transferor that the statements contained in this Article IV are true and correct as of the date of this Agreement.

Section 4.01 Organization and Authority of Transferee; Enforceability. Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Transferee has all requisite corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Transferee of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Transferee. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Transferee, and (assuming due authorization, execution and delivery by Transferor) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Transferee, enforceable against Transferee in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 Brokers. Transferee is not required to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Transferee.

ARTICLE V

COVENANTS

Section 5.01 Assignment of Contracts and Rights.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or otherwise sell, convey, sublicense or Transfer any Contract constituting a Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or Transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any such Contract, be ineffective with respect to any party thereto or in any way adversely affect the rights of Transferor or Transferee thereunder. With respect to any such Contract (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, Transferor and Transferee shall use reasonable best efforts (but without any payment of money or other transfer of value by Transferor or Transferee to any third party) to obtain any required consent for the assignment, sale, conveyance, sublicense or Transfer of such Contract to Transferee, or written confirmation from such parties reasonably satisfactory in form and substance to Transferor and Transferee confirming that such consent is not required. If a required consent has not been obtained prior to the Closing with respect to any such Contract, then, if and to the extent permitted under, and subject to the terms of, such Contract, and subject to applicable Law, Transferor and Transferee shall enter into a mutually agreeable arrangement under which (i) Transferee would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of Transferor under such Contract in accordance with this Agreement, (ii) Transferee would assume all obligations of Transferor under such Contracts and agree to perform and discharge all obligations under such Contracts, and (iii) Transferor would enforce at Transferee’s cost and at the reasonable request of and for the benefit of Transferee, any and all claims, rights and benefits of Transferor against any third party thereto arising from any such Contract; provided that neither Transferor nor Transferee shall be required to make any payment of money or other transfer of value in connection with any such arrangement. In the event Transferor shall elect to make any payment of money or other transfer of value, including any consent fee, transfer fee or similar arrangement, whether in connection with obtaining any consent under this Section 5.01(a) or entering into any arrangement contemplated by the preceding sentence, Transferor shall be solely responsible for such fee.

(b) Transferor shall promptly pay to Transferee, when received, all monies received by Transferor under any Contract constituting a Transferred Asset or any claim, right or benefit arising thereunder not transferred to Transferee at the Closing as a result of the provisions of this Section 5.01. Transferee shall promptly reimburse Transferor (or pay at the request of Transferor) any Assumed Liabilities not assumed by Transferee at the Closing as a result of the provisions of this Section 5.01, as well as all third party costs and expenses incurred or Losses suffered by Transferor in enforcing any claims, rights and benefits under any Contracts in accordance with Section 5.01(a).

(c) Without limiting the provisions of this Section 5.01, this Agreement shall not constitute an agreement of Transferor to Transfer any confidential or proprietary data or information of any Person other than Transferor and its Affiliates (“Third Party Proprietary Information”) to Transferee, and shall not constitute an authorization to use such Third Party Proprietary Information, to the extent such attempted conveyance, transfer or delivery, or such use, without the consent of a third party, would constitute a breach of, or other contravention under, any confidentiality or similar agreement or other Contract to which Transferor is a party. With respect to any such Third Party Proprietary Information, from and after the date hereof, Transferor shall be responsible for obtaining, and shall use commercially reasonable efforts (but without any payment of money or other transfer of value by Transferor to any third party) to obtain, any required consent for the Transfer or use, as applicable, of such Third Party Proprietary Information to Transferee. Without limiting the foregoing, Transferee shall, upon request of Transferor or any third party, enter into a proprietary information agreement or other confidentiality or similar agreement with any third party requiring Transferee to treat and hold as confidential such Third Party Proprietary Information on terms and conditions that are no less restrictive than the terms and conditions of any confidentiality or similar agreement between Transferor and any such third parties.

(d) Without limiting the provisions of this Section 5.01, to the extent Transferor is restricted under applicable Law from effecting the Transfer hereunder to Transferee of any Files constituting a Transferred Asset, this Agreement shall not constitute an agreement to Transfer such Files, or grant such right to use, to the extent such Transfer or grant would violate applicable Law. With respect to any such Files, from and after the date hereof, the parties hereto shall reasonably cooperate with each other and use reasonable best efforts to eliminate such restriction in compliance with applicable Law (including, if applicable, to obtain any required authorization of any Governmental Authority), and the parties shall keep each other reasonably apprised of the parties’ progress with respect thereto. Transferor and Transferee shall use reasonable best efforts to effect such Transfer or grant of right to use as soon as practicable following the Closing.

Section 5.02 Real Property.

(a) Subject to the provisions of this Section 5.02(a), the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the assignment and assumption of the leases for the Transferred Leased Real Property from Transferor or its Subsidiaries to Transferee. The parties shall cooperate with each other and use reasonable best efforts to obtain any consents or approvals required in connection with the assignment of the leases for the Transferred Leased Real Property from Transferor or its Subsidiaries to Transferee. Nothing shall prohibit Transferee from negotiating a new lease with the landlord for such Transferred Leased Real Property. Notwithstanding the foregoing, nothing in this Section 5.02(a) shall require any party to make any payments in order to obtain such consents, approvals or releases, except for reasonable and customary costs to cover actual expenses incurred by landlords to process any requests for assignment and except for payments expressly contemplated by the leases or subleases of such Transferred Leased Real Property.

Section 5.03 Employees and Employee Benefits.

(a) Effective as of the Closing, Transferor shall transfer the employment of the Transferred Employees to Transferee (it being understood that any Transferred Employees that are already employed by a Transferred Subsidiary as of the Closing will continue to be employed by such Transferred Subsidiary). The transfer of employment of the Transferred Employees from Transferor to Transferee shall be conducted in a manner such that the employment of each such individual shall be considered continuous and uninterrupted employment under applicable Law. Transferee hereby assumes as Assumed Liabilities Transferor’s liabilities and obligations under applicable Law and under any applicable plan, policy, contract or arrangement to employ, reemploy, reinstate or reactivate each Inactive Employee. In addition, Transferee acknowledges that it is a “successor in interest” for purposes of all applicable employment and employee benefits laws, including: the Family and Medical Leave Act of 1993, as amended, and the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and that the terms of employment, reemployment, reinstatement or reactivation of any Inactive Employee who is on approved leave under such laws immediately prior to the Distribution Date shall be governed by such laws and the Consolidated Omnibus Reconciliation Act of 1985, as amended. For purposes of this Agreement, an “Inactive Employee” shall mean each Transferred Employee who (i) is not actively employed immediately prior to the Closing due to an approved leave of absence, including an approved medical, non-medical or short-term disability, or long-term disability leave of absence or absence from active employment due to occupational illness or injury covered by workers’ compensation or (ii) has any right immediately prior to the Closing under applicable Law, plan, policy, contractual arrangement or otherwise to employment, reemployment, reinstatement or reactivation and who, in either case, was employed by Transferor prior to his or her commencement of leave, termination or suspension of employment or change of status to inactive employment, as the case may be.

(b) From and after the Closing, Transferee shall assume as Assumed Liabilities the liabilities and obligations of Transferor under any employment agreements or similar agreements, including temporary staffing arrangements, consulting agreements and personal services agreements, or applicable Law relating to the terms and conditions of employment of each Transferred Employee. Transferee shall assume as Assumed Liabilities the liabilities and obligations of Transferor arising out of or pertaining to the termination of employment of, employing of or the failure or refusal to employ, reinstate, reactivate or reemploy any Transferred Employee (including severance benefits).

(c) Effective as of the Closing, Transferor shall transfer, or cause its Subsidiaries to transfer, to Transferee all Employee Plans and Benefit Arrangements, and Transferee shall assume as Assumed Liabilities all liabilities and obligations under any Employee Plan and Benefit Arrangement.

Section 5.04 Transfer of Certain Assets and Liabilities of Subsidiaries.

(a) Except as otherwise expressly provided herein, and subject to the terms and conditions set forth herein, following the Closing, Transferee shall cause the Transferred Subsidiaries to Transfer to Transferor, and Transferor shall accept from such Transferred Subsidiaries, all of such Transferred Subsidiaries’ right, title and interest in the Excluded Assets as of the Closing.

(b) Except as otherwise expressly provided herein, and subject to the terms and conditions set forth herein, following the Closing, Transferee shall cause the Transferred Subsidiaries to Transfer to Transferor, and Transferor shall assume, perform, timely pay and discharge when due any Excluded Liabilities that are Liabilities of a Transferred Subsidiary as of the Closing.

(c) Notwithstanding anything to the contrary in this Agreement, this Section 5.04 shall not constitute an agreement to assign or otherwise sell, convey, sublicense or Transfer any Contract of a Transferred Subsidiary constituting an Excluded Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or Transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any such Contract, be ineffective with respect to any party thereto or in any way adversely affect the rights of the applicable Transferred Subsidiary or Transferor thereunder. With respect to any such Contract (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, Transferor and Transferee shall use reasonable best efforts (but without any payment of money or other transfer of value by Transferor or Transferee to any third party) to obtain any required consent for the assignment, sale, conveyance, sublicense or Transfer of such Contract to Transferor, or written confirmation from such parties reasonably satisfactory in form and substance to Transferor and Transferee confirming that such consent is not required. If a required consent has not been obtained prior to the Closing with respect to any such Contract, then, if and to the extent permitted under, and subject to the terms of, such Contract, and subject to applicable Law, Transferor and Transferee or the applicable Transferred Subsidiary shall enter into a mutually agreeable arrangement under which (i) Transferor would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of the applicable Transferred Subsidiary under such Contract in accordance with this Agreement, (ii) Transferor would assume all obligations of the applicable Transferred Subsidiary under such Contracts and agree to perform and discharge all obligations under such Contracts, and (iii) the applicable Transferred Subsidiary would enforce at Transferor’s cost and at the reasonable request of and for the benefit of Transferor, any and all claims, rights and benefits of the applicable Transferred Subsidiary against any third party thereto arising from any such Contract; provided that none of Transferor, Transferee or the applicable Transferred Subsidiary shall be required to make any payment of money or other transfer of value in connection with any such arrangement. In the event the applicable Transferred Subsidiary shall elect to make any payment of money or other transfer of value, including any consent fee, transfer fee or similar arrangement, whether in connection with obtaining any consent under this Section 5.04(c) or entering into any arrangement contemplated by the preceding sentence, the applicable Transferred Subsidiary shall be solely responsible for such fee.

(d) Transferee shall cause the applicable Transferred Subsidiary to promptly pay to Transferor, when received, all monies received by the applicable Transferred Subsidiary under any Contract of such Transferred Subsidiary constituting a Excluded Asset or any claim, right or benefit arising thereunder not transferred to Transferor as a result of the provisions of Section 5.04(c). Transferor shall promptly reimburse the applicable Transferred Subsidiary (or pay at the request of the applicable Transferred Subsidiary) any Excluded Liabilities of such Transferred Subsidiary not assumed by Transferor as a result of the provisions of Section 5.04(c), as well as all third party costs and expenses incurred or Losses suffered by such Transferred Subsidiary in enforcing any claims, rights and benefits under any Contracts in accordance with Section 5.04(c).

(e) Without limiting the provisions of this Section 5.04, this Agreement shall not constitute an agreement of any Transferred Subsidiary to Transfer any Third Party Proprietary Information to Transferor, and shall not constitute an authorization to use such Third Party Proprietary Information, to the extent such attempted conveyance, transfer or delivery, or such use, without the consent of a third party, would constitute a breach of, or other contravention under, any confidentiality or similar agreement or other Contract to which such Transferred Subsidiary is a party. With respect to any such Third Party Proprietary Information, from and after the date hereof, the applicable Transferred Subsidiary shall be responsible for obtaining, and shall use commercially reasonable efforts (but without any payment of money or other transfer of value by such Transferred Subsidiary to any third party) to obtain, any required consent for the Transfer or use, as applicable, of such Third Party Proprietary Information to Transferor. Without limiting the foregoing, Transferor shall, upon request of Transferor, the applicable Transferred Subsidiary or any third party, enter into a proprietary information agreement or other confidentiality or similar agreement with any third party requiring Transferor to treat and hold as confidential such Third Party Proprietary Information on terms and conditions that are no less restrictive than the terms and conditions of any confidentiality or similar agreement between the applicable Transferred Subsidiary and any such third parties.

(f) Without limiting the provisions of this Section 5.04, to the extent any Transferred Subsidiary is restricted under applicable Law from effecting the Transfer hereunder to Transferor of any Files constituting an Excluded Asset, this Agreement shall not constitute an agreement to Transfer such Files, or grant such right to use, to the extent such Transfer or grant would violate applicable Law. With respect to any such Files, from and after the date hereof, the parties hereto shall reasonably cooperate with each other and use reasonable best efforts to eliminate such restriction in compliance with applicable Law (including, if applicable, to obtain any required authorization of any Governmental Authority), and the parties shall keep each other reasonably apprised of the parties’ progress with respect thereto. Transferor and Transferee shall use reasonable best efforts to effect such Transfer or grant of right to use as soon as practicable following the Closing.

Section 5.05 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Transferee.

Section 5.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Transferor when due. Transferor shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Transferee shall cooperate with respect thereto as necessary).

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause its respective Subsidiaries to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.08 Omitted Assets or Liabilities. Following the Closing, if the parties identify any Excluded Assets or Excluded Liabilities that were inadvertently assigned to or assumed by Transferee or that are held by a Transferred Subsidiary, Transferor and Transferee shall, and, if applicable, shall cause their respective Affiliates to, for no additional consideration, execute and deliver any contracts and perform all other lawful acts reasonably necessary for Transferee (or the applicable Transferred Subsidiary) to transfer to Transferor or to cause Transferor to reassume such Excluded Assets or Excluded Liabilities. Following the Closing, if the parties identify any Transferred Assets or Assumed Liabilities that were inadvertently retained by Transferor or its remaining Subsidiaries, Transferor and Transferee shall, and, if applicable, shall cause their respective Affiliates to, for no additional consideration, execute and deliver any contracts and perform all other lawful acts reasonably necessary for Transferor (or its applicable Subsidiary) to transfer to Transferee or to cause Transferee to assume such Transferred Assets or Assumed Liabilities. If any such assets cannot be so transferred from a legal or commercial perspective, the party that otherwise would have received such assets pursuant to the terms of this Section 5.08 shall, for no additional consideration, use its best efforts to procure other assets that would minimize the losses arising from the absence of such assets.

Section 5.09 Tax Matters. Transferor and Transferee agree that the transactions contemplated by this Agreement shall be treated for all applicable income tax purposes as a taxable transfer of the Transferred Assets in exchange for the Consideration.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Indemnification By Transferor. Subject to the provisions of this Article VI, Transferor covenants and agrees to indemnify and hold harmless Transferee and its Affiliates and each of their respective Representatives (collectively, the “Transferee Indemnitees”), from and against any and all Losses incurred or suffered by any of the Transferee Indemnitees arising or resulting from any of the following:

(a) any inaccuracy in or breach of any of the representations or warranties of Transferor contained in Article III of this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Transferor pursuant to this Agreement; or

(c) any Excluded Liability.

Section 6.02 Indemnification By Transferee. Subject to the provisions of this Article VI, Transferee covenants and agrees to indemnify and hold harmless Transferor and its Affiliates and each of their respective Representatives (collectively, the “Transferor Indemnitees”), from and against any and all Losses incurred or suffered by any of the Transferee Indemnitees arising or resulting from any of the following:

(a) any inaccuracy in or breach of any of the representations or warranties of Transferee contained in Article IV of this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Transferee pursuant to this Agreement; or

(c) any Assumed Liability.

Section 6.03 Claim Procedure/Notice of Claim.

(a) A party entitled or seeking to assert rights to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) which contains: (i) a description and the amount or estimation thereof (the “Claimed Amount”), if then known, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Losses and a reasonable explanation of the basis therefor.

(b) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an “Objection Notice”). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to Transferor Indemnitees or Transferee Indemnitees, as applicable.

(c) In the event that the Indemnified Party is entitled or is seeking to assert rights to indemnification under this Article VI relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Action relating to such third-party claim. Such notification shall be given promptly after receipt by the Indemnified Party of notice of such Action, shall be accompanied by reasonable supporting documentation submitted by such third-party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Action and the amount of the claimed Losses, if then known; provided, however, that no delay, deficiency or failure on the part of the

Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party can demonstrate in writing that the defense of such Action has been materially prejudiced by such delay, deficiency or failure. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that: (i) the Indemnifying Party may assume control of such defense only if it acknowledges in writing to the Indemnified Party that any Losses that may be assessed against the Indemnified Party in connection with such Action constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article VI, and (ii) the Indemnifying Party may not assume control of the defense of an Action (A) involving criminal liability; or (B) in which any relief other than monetary damages is sought against the Indemnified Party and the Indemnified Party reasonably determines that such non-monetary relief would materially and adversely affect the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense at the Indemnified Party’s expense subject to reimbursement as a part of a Claimed Amount. The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Action, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. In the event that some, but not all, of the Losses from the Action are indemnifiable, the costs and expenses (including reasonable legal fees and disbursements) of the Controlling Party incurred in connection with such defense shall be allocated between the Indemnifying Party and the Indemnified Party in proportion to the Losses for which each such party is ultimately responsible in connection with such claim, after giving effect to the provisions of this Article VI.

Section 6.04 Survival.

(a) The representations and warranties of Transferor and Transferee contained in Article III and Article IV, respectively, of this Agreement and each Indemnified Party’s rights to indemnification under this Article VI relating to breach or inaccuracy of any of such representations and warranties shall survive the Closing for a period ending on the date that is fifteen (15) months following the Closing Date, at which time such representations and warranties shall expire, terminate and be of no further force or effect.

(b) Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before termination or expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of any claim brought by a third party, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(c) The representations and warranties of Transferor shall not be deemed waived by reason of any investigation made by or on behalf of Transferee. The representations and warranties of Transferee shall not be deemed waived by reason of any investigation made by or on behalf of Transferor.

(d) Each covenant of Transferor or Transferee set forth herein shall survive until such time as each such covenant has been fully performed and satisfied.

(e) Notwithstanding anything to the contrary in this Agreement, no party shall be entitled to seek indemnification under this Article VI with respect to any breach or inaccuracy of the items described in Section 6.01(c) or 6.02(c) unless such party has fully complied with the provisions of Section 5.08.

Section 6.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Consideration for Tax purposes, unless otherwise required by Law.

Section 6.06 Exclusive Remedy. Except with respect to (a) Losses based on fraud or willful misconduct, and (b) injunctive relief or other equitable relief (whether arising under this Agreement, by statute or under common law) to restrain or otherwise remedy a breach or threatened breach of this Agreement or to specifically enforce this Agreement, the indemnification provisions in this Article VI will be the exclusive remedy of Transferor and Transferee with respect to any and all monetary damages arising under this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto.

Section 7.02 Waiver of Compliance; Consents. Any failure of Transferee, on the one hand, or Transferor, on the other hand, to comply with any obligation, covenant or agreement herein may be waived by Transferor (with respect to any failure by Transferee), or by Transferee (with respect to any failure by Transferor), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be deemed effective when given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.02.

Section 7.03 Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or e-mail or sent by reputable overnight delivery service and properly addressed as follows:

if to Transferee:

Inseego Corp.

9645 Scranton Road, Suite 205

San Diego, California 92121

Attention: Michael Newman

E-mail: mnewman@nvtl.com

with a copy to (which shall not constitute notice):

Paul Hastings, LLP

4747 Executive Drive

Suite 1200

San Diego, California 92121

Attention: Carl Sanchez

E-mail: carlsanchez@paulhastings.com

if to Transferor:

Novatel Wireless, Inc.

9645 Scranton Road, Suite 205

San Diego, California 92121

Attention: Michael Newman

E-mail: mnewman@nvtl.com

with a copy to (which shall not constitute notice):

Paul Hastings, LLP

4747 Executive Drive

Suite 1200

San Diego, California 92121

Attention: Carl Sanchez

E-mail: carlsanchez@paulhastings.com

(b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 7.03 if delivered personally or by courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

Section 7.04 Expenses. Except as otherwise set forth herein, Transferor agrees that all fees and expenses incurred by Transferor in connection with this Agreement and all related documents and transactions shall be borne by Transferor, and Transferee agrees that all fees and expenses incurred by Transferee in connection with this Agreement and all related documents and transactions shall be borne by Transferee.

Section 7.05 Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that neither party shall be permitted to assign any rights under this Agreement or delegate to any Person such party’s performance obligations under this Agreement without the prior written consent of the other party.

Section 7.06 Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.07 Governing Law; Consent to Jurisdiction. This Agreement, and any Action arising out of, relating to, or in connection with this Agreement, shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction. In addition, each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event that any dispute arises out of this Agreement or the transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than a state or federal court located in the State of Delaware.

Section 7.08 WAIVER OF JURY TRIAL. EACH OF TRANSFEREE AND TRANSFEROR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.09 Privilege. In connection with any dispute that may arise between Transferor and Transferee or any of their respective Affiliates Company’s Subsidiaries, Transferee (and not Transferor or its Affiliates) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between Transferor or any of its Subsidiaries and Paul Hastings LLP that occurred before the Closing.

Section 7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11 Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.

(c) All references in this Agreement to “Ancillary Agreements” will be deemed to be a reference to one or more Ancillary Agreements.

(d) Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Disclosure Schedules.

(e) As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.

(f) All references to this Agreement herein or to the Disclosure Schedules shall be deemed to refer to this entire Agreement, including the Disclosure Schedules; provided, however, that information furnished in one Section of the Disclosure Schedules shall be deemed to be included in another Section of the Disclosure Schedules to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other section, whether or not a specific cross-reference appears.

(g) Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Law that states that any ambiguity in a document be construed against the drafter.

(h) Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.

(i) All references to any section of any law include any amendment of, and/or successor to, that section.

(j) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(k) All terms defined in this Agreement shall have such defined meanings when used in the Disclosure Schedules or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

Section 7.12 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Disclosure Schedules), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein.

Section 7.13 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one (1) party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable document format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable document format (or similar format) shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRANSFEROR

NOVATEL WIRELESS, INC.

By:	/s/ Sue Swenson
Name: Sue Swenson
Title: Chief Executive Officer

[Signature Page to Contribution Agreement]

TRANSFEREE

INSEEGO CORP.

By:	/s/ Michael A. Newman
Name: Michael A. Newman
Title: Chief Financial Officer

[Signature Page to Contribution Agreement]